ADDENDUM TO

INVESTMENT MANAGEMENT AGREEMENT

This Addendum dated January 1, 2008, is to the Investment Management Agreement made as of July 2, 2007, (the “Agreement”) by and between Franklin Tax-Free Trust, a Delaware statutory trust (the “Trust”), on behalf of the series listed on Attachment A (each a “Fund” and collectively, the “Funds”), and Franklin Advisers, Inc., a California corporation, (the “Adviser”).

WHEREAS, both the Adviser and the Trust wish to revised the investment management fee schedule of the Agreement; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following addendum at a meeting on December 3, 2007.

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

A.     For purposes of calculating such fee, the value of the net assets of each Fund shall be determined in the same manner as such Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Fund’s current prospectus and statement of additional information. The annual rate of the management fee payable by each Fund shall be as follows:

0.625% of the value of net assets up to and including $100 million;

   0.500% of the value of net assets over $100 million and not over $250 million;

0.450% of the value of net assets over $250 million and not over $7.5 billion;

   0.440% of the value of net assets over $7.5 billion and not over $10 billion;

0.430% of the value of net assets over $10 billion and not over $12.5 billion;

0.420% of the value of net assets over $12.5 billion and not over $15 billion;

   0.400% of the value of net assets over $15 billion and not over $17.5 billion;

0.380% of the value of net assets over $17.5 billion and not over $20 billion; and

   0.360% of the value of net assets in excess of $20 billion.

IN WITNESS WHEREOF, this Addendum has been executed on behalf of each party as of the date set forth above.

FRANKLIN TAX-FREE TRUST
on behalf of Funds listed on Attachment A

             /s/ Karen L. Skidmore

By:                         _____________

   Karen L. Skidmore

Title:     Vice President and Secretary

FRANKLIN ADVISERS, INC.

             /s/ Edward B. Jamieson
By:                         _____________

   Edward B. Jamieson

Title:     President and Chief Investment Officer

          ATTACHMENT A

          Franklin Alabama Tax-Free Income Fund
          Franklin Arizona Tax-Free Income Fund
          Franklin Colorado Tax-Free Income Fund

          Franklin Connecticut Tax-Free Income Fund

          Franklin Double Tax-Free Income Fund

          Franklin Federal Intermediate-Term Tax-Free Income Fund
          Franklin Florida Insured Tax-Free Income Fund
          Franklin Florida Tax-Free Income Fund

          Franklin Georgia Tax-Free Income Fund
          Franklin High Yield Tax-Free Income Fund

          Franklin Insured Tax-Free Income Fund
          Franklin Kentucky Tax-Free Income Fund

          Franklin Louisiana Tax-Free Income Fund

          Franklin Maryland Tax-Free Income Fund
          Franklin Massachusetts Insured Tax-Free Income Fund
          Franklin Michigan Insured Tax-Free Income Fund

          Franklin Minnesota Insured Tax-Free Income Fund

          Franklin Missouri Tax-Free Income Fund

          Franklin New Jersey Tax-Free Income Fund

          Franklin North Carolina Tax-Free Income Fund

          Franklin Ohio Insured Tax-Free Income Fund

          Franklin Oregon Tax-Free Income Fund

          Franklin Pennsylvania Tax-Free Income Fund

          Franklin Virginia Tax-Free Income Fund